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Exhibit 4.2

OfficeMax, Inc. Executive Savings Deferral Plan II
Effective January 1, 2004

TABLE OF CONTENTS

FOREWORD		1
ARTICLE I—DEFINITIONS		2
ARTICLE II—ELIGIBILITY AND PARTICIPATION		3
2.1	REQUIREMENTS	3
2.2	CHANGE OF EMPLOYMENT CATEGORY	4
ARTICLE III—PARTICIPANT SUPPLEMENTAL SALARY DEFERRAL CONTRIBUTIONS		4
3.1	IRREVOCABLE ELECTION	4
3.2	CHOICE OF CONTRIBUTION RATES	4
ARTICLE IV—SUPPLEMENTAL COMPANY MATCHING CONTRIBUTIONS		5
4.1	AMOUNT	5
ARTICLE V—VESTING		5
5.1	VESTING OF ACCOUNTS	5
ARTICLE VI—ACCOUNTS		5
6.1	ACCOUNTS	5
6.2	ADJUSTMENTS	6
6.3	ACCOUNTING FOR DISTRIBUTIONS	6
ARTICLE VII—ENTITLEMENT TO BENEFITS		6
7.1	VALUATION OF ACCOUNT	6
7.2	[RESERVED]	6
7.3	SOURCE OF PAYMENTS	6
ARTICLE VIII—PAYMENT OF BENEFITS		6
8.1	CASH PAYMENTS	6
8.2	PAYMENT OPTIONS	6
8.3	PAYMENT UPON DEATH	7
8.4	SMALL BALANCES	7
8.5	PREMATURE DISTRIBUTIONS WITH PENALTY	7

ARTICLE IX—BENEFICIARIES; PARTICIPANT DATA		7
9.1	DESIGNATION OF BENEFICIARIES	7
9.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES	8
ARTICLE X—THE TRUST		8
10.1	ESTABLISHMENT OF TRUST	8
10.2	BENEFIT PAYMENTS IN ABSENCE OF TRUST	8
ARTICLE XI—ADMINISTRATION		8
11.1	COMMITTEE	8
11.2	CLAIMS PROCEDURE	9
11.3	FORM OF COMMUNICATION	10
ARTICLE XII—MISCELLANEOUS PROVISIONS		10
12.1	LIMITATION OF RIGHTS	10
12.2	NONALIENATION OF BENEFITS	10
12.3	AMENDMENT OR TERMINATION OF PLAN	10
12.4	CONSTRUCTION OF PLAN	10
12.5	GENDER AND NUMBER	11
12.6	LAW GOVERNING	11
12.7	CHANGES IN DEEMED INVESTMENTS/CONVERSION	11

FOREWORD

        Effective as of January 1, 2004, OfficeMax, Inc. ("OfficeMax") has adopted this OfficeMax, Inc. Executive Savings Deferral Plan II (the "Plan") for the benefit of certain of its key executives.

        This Plan is intended to provide key executives of OfficeMax and its affiliates the opportunity to defer a portion of their cash compensation and to accumulate deferred compensation that cannot be accumulated under the OfficeMax, Inc. 401(k) Savings Plan (the "Basic Plan") because of certain legal, administrative, and Basic Plan document restrictions that are imposed upon the permissible amounts of contributions that may be made to the Basic Plan.

        This Plan is an unfunded deferred compensation plan for "a select group of management or highly compensated employees," within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE I
DEFINITIONS

        Except to the extent otherwise inappropriate in the context, the following terms shall have the following meanings when used in this document.

1.1
ACCOUNT means the balance credited to a Participant's or Beneficiary's Plan bookkeeping account, including contribution credits and deemed income, gains and losses credited thereto. A Participant's or Beneficiary's Account shall consist of a Supplemental Salary Deferral Contributions Subaccount(s) and a Supplemental Company Matching Contributions Subaccount(s).

1.2
BASIC COMPENSATION means, for a given Plan Year, Compensation not in excess of the applicable limit prescribed by Code Section 401(a)(17) for such Year.

1.3
BASIC PLAN means The OfficeMax, Inc. 401(k) Savings Plan, as in effect from time to time.

1.4
BENEFICIARY means any person or persons so designated in accordance with the provisions of Article IX.

1.5
BOARD means the Board of Directors or the Sole Director, as the case may be, of OfficeMax, Inc. or such person(s) to whom the Board may delegate its rights and responsibilities under this Plan.

1.6
CHANGE IN CONTROL means, with respect to any Company, the acquisition by any "person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as modified and used in Sections 13(d) and 14(d) of that Act) of beneficial ownership, directly or indirectly, of securities of the Company representing 25% or more of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Company's board of directors.

1.7
CLOSING DATE means the Closing Date of the Agreement and Plan of Merger Dated as of July 13, 2003, among Boise Cascade Corporation, Challis Corporation and OfficeMax, Inc.

1.8
CODE means the Internal Revenue Code of 1986, as amended.

1.9
COMMITTEE means the person(s) designated by the Board to administer this Plan, which person(s) shall serve at the pleasure of the Board.

1.10
COMPANY means OfficeMax, Inc. and any of its affiliates which may be a participating employer under the Basic Plan, together with their successors and assigns, or any other entity which, with the foregoing's consent, assumes the Company's obligations under this Plan.

1.11
COMPANY MATCHING CONTRIBUTIONS means the contributions made or deemed made by the Company pursuant to Article IV.

1.12
COMPANY MATCHING CONTRIBUTIONS SUBACCOUNT means the account(s) on the books of the Company to which a Participant's Supplemental Company Matching Contributions under Article IV, plus earnings and losses thereon, are credited.

1.13
COMPENSATION means, for a given Plan Year, a Participant's W-2 earnings from the Company for federal income tax purposes, including any amounts that would be treated as W-2 earnings except for the fact that payment of such amounts is being deferred or otherwise withheld pursuant to an election by the Participant. Compensation shall not include any taxable income realized by, or payments made to, a Participant as a result of the grant or exercise of an option to acquire stock of the Company or Boise Cascade Corporation, or compensation resulting from the acquisition, exercise, or vesting of any stock appreciation right, stock bonus, restricted stock, phantom stock, performance stock, or similar stock-based award under any incentive plan of the Company or Boise Cascade Corporation except to the extent the award is payable in cash or the Committee determines that the award shall be included in Compensation for purposes of this Plan.

1.14
EFFECTIVE DATE means January 1, 2004.

1.15
ELIGIBLE EMPLOYEE means a person employed by the Company who either (i) has a salary midpoint above $110,000 or (ii) meets all of the following requirements: (A) is a participant in the Basic Plan, (B) is a "Restricted Highly Compensated Employee" as defined in the Basic Plan, (C) is classified by the Company as an exempt associate, (D) is among the top 2% of the highest paid associates and (E) receives compensation that exceeds three times the compensation of the average associate (as determined by the Company in its sole and absolute discretion).

1.16
ENROLLMENT AND ELECTION FORM means the form on which a Participant elects to defer compensation and makes other required designations.

1.17
ENTRY DATE with respect to an Eligible Employee means the first date that the Eligible Employee is entitled to commence participation in the Basic Plan.

1.18
PARTICIPANT means any person designated in accordance with the provisions of Article II, including, where appropriate according to the context of the Plan, any former Eligible Employee who is or may become (or whose Beneficiary may become) eligible to receive a benefit under the Plan.

1.19
PLAN means the OfficeMax, Inc. Executive Savings Deferral Plan II as set forth herein and as in effect from time to time.

1.20
PLAN YEAR means the calendar year beginning January 1, 2004, and each calendar year thereafter during which the Plan is in effect.

1.21
PRIOR PLAN means the OfficeMax, Inc. Executive Savings Deferral Plan which was in effect for the period from January 1, 2000 until the Closing Date.

1.22
SALARY DEFERRAL CONTRIBUTIONS means the contributions made or deemed made by a Participant pursuant to Article III.

1.23
SALARY DEFERRAL CONTRIBUTIONS SUBACCOUNT means the account(s) on the books of the Company to which a Participant's Supplemental Salary Deferral Contributions under Article III, plus earnings and losses thereon, are credited.

1.24
TRUST means the trust fund, if any, established pursuant to the Plan.

1.25
TRUSTEE means the trustee named in the agreement establishing the Trust, if any, and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.

1.26
VALUATION DATE means December 31 of each Plan Year and such other date or dates that the Committee, in its sole discretion, designates as a Valuation Date. Valuations shall occur at least quarterly within a given Plan Year and may occur more frequently at the sole discretion of the Committee.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1
REQUIREMENTS.

(a)
Every Eligible Employee on the Effective Date shall be eligible to become a Participant in this Plan on the Effective Date. Each person who becomes an Eligible Employee after the Effective Date shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

  (b)
  In order to participate as of the Effective Date or the Entry Date, as applicable, an Eligible Employee must execute and return to the Committee, within the time period specified by the Committee, an Enrollment and Election Form on which the Eligible Employee shall:

  (i)
  Elect to become a Participant;

  (ii)
  Elect a rate of Salary Deferral Contributions for the initial Plan Year as provided in Section 3.1;

  (iii)
  Designate a Beneficiary as provided in Section 9.1;

  (iv)
  Specify a distribution commencement date for Plan benefits and a form of distribution of Plan benefits (from among the options indicated on the form);

  (v)
  Specify a deemed investment fund or funds (in accordance with Section 6.2); and

  (vi)
  Agree to the terms of the Plan.

  (c)
  For each subsequent Plan Year, within such time period as the Committee shall specify before the beginning of the Plan Year, an Eligible Employee who desires to continue to participate must execute and return to the Committee an Enrollment and Election Form on which he/she shall elect a rate of Salary Deferral Contributions as provided in Section 3.1 with respect to that Plan Year. An Eligible Employee may also designate a new distribution commencement date for Plan benefits and/or a new form of distribution of Plan benefits (from among the options indicated on the form), but only with respect to benefits attributable to deferrals for that and subsequent Plan Years.

  (d)
  As provided in Sections 2.1(b)(iv) and 2.1(c), an Eligible Employee may elect a different distribution commencement date for Plan benefits and/or a different form of distribution of Plan benefits with respect to deferrals for each separate Plan Year. However, the election made for each Plan Year is irrevocable after that Plan Year has begun, and may not be subsequently modified, except as otherwise provided in Article VIII.

2.2
CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Company, but ceases to be an Eligible Employee, he/she shall cease to be eligible to make Salary Deferral Contributions or have Company Matching Contributions made on his/her behalf as of the date he/she is no longer an Eligible Employee. However, his/her Account shall continue to be revalued in accordance with Article VI.

ARTICLE III
SALARY DEFERRAL CONTRIBUTIONS

3.1
IRREVOCABLE ELECTION. A Participant may elect by filing with the Committee a salary reduction agreement in the form of an Enrollment and Election Form (pursuant to Section 2.1) to reduce the amount of Compensation that he/she would otherwise receive as taxable pay for the Plan Year with respect to which the form relates and to have the Company credit an equivalent amount to his/her Salary Deferral Contributions Subaccount. A Salary Deferral Contribution election shall apply only with respect to Compensation for the particular Plan Year specified on the election form. Once the Plan Year has begun, the Salary Deferral Contribution election with respect to that Plan Year shall become irrevocable.

3.2
CHOICE OF CONTRIBUTION RATES.

(a)
A Participant may elect to make Salary Deferral Contributions of his/her Compensation for a specified Plan Year in whole percentages up to 90% for the 2004 Plan Year and 50% for each Plan Year thereafter. A Participant may also specify a different rate, up to 90%, for his/her cash bonus payments.

  (b)
  Salary Deferral Contributions shall be deducted from the Participant's pay by the Company and an equivalent amount shall be credited to the Participant's Salary Deferral Contributions Subaccount.

ARTICLE IV
COMPANY MATCHING CONTRIBUTIONS

4.1
AMOUNT. In addition to the Salary Deferral Contributions made pursuant to Article III above, the Company shall credit to each Participant's Company Matching Contributions Subaccount an amount equal to 50% of the Salary Deferral Contributions that the Participant has elected in accordance with Section 3.2, disregarding for this purpose any Salary Deferral Contributions relating to a Participant's cash bonus and Salary Deferral Contributions in excess of six percent (6%) of Basic Compensation, reduced by the amount of "Employer Contributions" (as defined in the Basic Plan) made by the Company on behalf of that Participant with respect to such period under the Basic Plan. Company Matching Contributions shall be credited to a Participant's Company Matching Contributions Subaccount.

ARTICLE V
VESTING

5.1
VESTING. An Eligible Employee shall always be one hundred percent (100%) vested in all amounts credited to his/her Salary Deferral Contributions Subaccount. He/she shall vest in amounts credited to his/her Company Matching Contributions Subaccount in accordance with the following schedules, based on his/her "Years of Service" as defined in the Basic Plan.

  For Participants with an "Employment Date" (as defined in the Basic Plan) on or before December 31, 2003:

Years of Service	Vested Percentage
Less than 2 years of service	0%
2 years of service	50%
3 or more years of service	100%

  For Participants with an "Employment Date" on or after January 1, 2004:

Years of Service	Vested Percentage
Less than 3 years of service	0%
3 or more years of service	100%

  A Participant's Company Matching Contributions Subaccount also will become 100% vested if, while still employed by the Company, he/she attains age 65 or dies.

ARTICLE VI
ACCOUNTS

6.1
ACCOUNTS. The Company will maintain on its books a Salary Deferral Contributions Subaccount(s) and a Company Matching Contributions Subaccount(s) for each Participant to which shall be credited, as appropriate, Salary Deferral Contributions under Article III, Company Matching Contributions under Article IV, and deemed investment earnings and/or losses as provided in Section 6.2. Appropriate records will be maintained for each Participant, as necessary, to account separately for Plan benefits that are attributable to deferrals for different Plan Years to the extent deferrals are subject to different payment option elections under Section 8.2(a). All Accounts shall be bookkeeping accounts only, and all such amounts referred to therein shall, prior to being distributed, in all events remain subject to the claims of the general creditors of the Company who is or was the employer of the respective Participant.

6.2
ADJUSTMENTS.

(a)
In accordance with rules established by the Committee, a Participant may elect to "invest" amounts credited to his Account in and among hypothetical investment funds which shall mirror the investment funds offered under the Basic Plan from time to time. Any election may be changed in accordance with rules established by the Committee. If a Participant fails to make such an election, his/her Account will be deemed to be invested in a default investment fund chosen by the Committee.

(b)
As of each Valuation Date, each Account will be adjusted, with either an increase or a decrease, to reflect the deemed investment experience of the Account since the preceding Valuation Date. For this purpose, the Account will be adjusted to reflect the investment return under the Eligible Employee's deemed investment elections.

6.3
ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution, the distribution to a Participant or his/her Beneficiary shall be charged to such Participant's Account.

ARTICLE VII
ENTITLEMENT TO BENEFITS

7.1
VALUATION OF ACCOUNT. If a Participant terminates employment with the Company for any reason, the Participant's Account shall be valued as of the Valuation Date coincident with or next following the date of termination (or the distribution commencement date as elected in the Participant's Enrollment and Election Form, if later) and the vested portion of the Account shall be payable according to the provisions of Article VIII.

7.2
[RESERVED.]

7.3
SOURCE OF PAYMENTS. Benefits under this Plan shall be payable from general assets of the Company who is or was the employer of the respective Participant; provided, however, that if the Company has established a Trust to fund benefit payments hereunder, such payments by the Trust shall be made only to the extent there are assets in the Trust and any payment due under the Plan that is not paid by the Trust will be paid by the Company who is or was the employer of the respective Participant from its general assets.

ARTICLE VIII
PAYMENT OF BENEFITS

8.1
CASH PAYMENTS. All payments under the Plan shall be made in cash.

8.2
PAYMENT OPTIONS.

(a)
As provided in Section 2.1(d), an Eligible Employee may elect a different payment option for Plan benefits attributable to deferrals for each Plan Year. Each payment option must be selected by the Eligible Employee prior to the deferral, pursuant to Sections 2.1(b)(iv) and 2.1(c). Each payment option shall provide for payment to the Participant of the vested value of the Participant's Account attributable to such deferral as set forth below:

(i)
Time of Distribution. As soon as administratively feasible pursuant to Article XI after the Participant's employment terminates with the Company and all affiliates other than by reason of death, or at a later or earlier fixed date, as specified by the Participant in his/her Enrollment and Election Form at the time of the deferral election under the Plan.

    (ii)
    Form of Distribution. In a single lump sum, or in approximately equal installments over a period not exceeding fifteen (15) years, as elected by the Participant in his/her Enrollment and Election Form at the time of the deferral election under the Plan.

  (b)
  Notwithstanding the foregoing, if a Participant fails to designate properly the manner of payment of the Participant's benefit under the Plan, payment will be made in a lump sum as soon as practicable after the date of the Participant's termination of employment.

8.3
PAYMENT UPON DEATH. If a Participant dies (whether before or after payments to the Participant have begun), the value of the Participant's Account shall be paid to the Participant's Beneficiary in a lump sum as soon as practicable thereafter.

8.4
SMALL BALANCES. Notwithstanding any provision of this Plan to the contrary, if at the time of a Participant's termination of employment with the Company and all affiliates, the value of his/her vested Account is not in excess of $7,500, an amount equal to the value of the vested Account shall be distributed in a lump sum as soon as practicable after the date of the Participant's termination, regardless of any elections made by the Participant to the contrary.

8.5
PREMATURE DISTRIBUTION WITH PENALTY. Notwithstanding any provision of this Plan to the contrary, a Participant may at any time request in writing a single lump sum payment of the value of his/her Account. The amount of the payment shall be equal to the Account value as of the most recent Valuation Date plus any Compensation deferred after that Valuation Date, reduced by 10%. The payment shall be subject to withholding of federal, state and other taxes as applicable and shall be made within 30 days of the date on which the Committee receives the request for the distribution. If a Participant makes a request for a distribution under this Section 8.5, he/she shall not be eligible to participate in any nonqualified deferred compensation plan maintained by the Company for a period of 12 months after the distribution and any Salary Deferral Contribution election shall not be effective with respect to Compensation payable to the Participant during that 12-month suspension period.

ARTICLE IX
BENEFICIARIES; PARTICIPANT DATA

9.1
DESIGNATION OF BENEFICIARIES.

(a)
Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon or after the Participant's death, and the Participant may change this designation from time to time by filing a new designation. If the Participant is legally married at the time of death, any designation of a Beneficiary other than the Participant's legal spouse shall be void, and the Participant's legal spouse will be the sole Beneficiary, unless the legal spouse has consented to the designation of another person as Beneficiary in a signed and notarized statement. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during the Participant's lifetime.

(b)
In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary, the Committee shall cause the benefit payment to be paid to the Participant's spouse, if then living, but otherwise to the person or persons designated as Beneficiary under the Basic Plan, or, if such person(s) is not then living, to the Participant's then living descendants, if any, per stirpes, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee may rely conclusively upon information supplied by the Participant's personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment, or if a dispute arises with respect to any benefit payment, then, notwithstanding the foregoing, the Committee, in its sole discretion, may cause the payment to be distributed to the Participant's estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Committee deems appropriate.

9.2
INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his/her last post office address as shown on the Company's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Committee shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address. If the Committee notifies any Participant or Beneficiary that he/she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his/her location known to the Committee within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Committee, the Committee may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Committee determines. If the location of none of the foregoing persons can be determined, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.

ARTICLE X
THE TRUST

10.1
ESTABLISHMENT OF TRUST. The Company may, but is not required to, establish a Trust to fund all or part of any benefits hereunder. Any such Trust shall be established with the Trustee pursuant to such terms and conditions as are set forth in a trust agreement to be entered into between the Company and the Trustee. Any such Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

10.2
BENEFIT PAYMENTS IN ABSENCE OF TRUST. To the extent the Company does not establish a Trust, benefit payments shall be made from the general assets of the Company who was or is the employer of the respective Participant.

ARTICLE XI
ADMINISTRATION

11.1
COMMITTEE. The Committee shall administer, construe, and interpret this Plan and shall determine, subject to the provisions of this Plan and in a manner consistent with the administration of the Basic Plan to the extent necessary or advisable, the Eligible Employees who shall participate in the Plan from time to time and the amount, if any, due a Participant (or Beneficiary) under this Plan. No member of the Committee shall be liable for any act done or determination made in good faith. No member of the Committee who is a Participant in this Plan may vote on matters affecting his/her personal benefit under this Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his/her participation herein. In carrying out its duties herein, the Committee shall have sole discretionary authority to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be given deference and shall be final and binding on all interested parties.

11.2
CLAIMS PROCEDURE.

(a)
Notice of Claim. Any Participant or Beneficiary, or the duly authorized representative of a Participant or Beneficiary, may file a claim for a Plan benefit. The Committee has delegated responsibility for responding to initial claims to the Company's Vice President, Compensation, Benefits and HRIS. Any claim must be in writing and delivered to the Vice President. Written notice of the disposition of the claim shall be furnished to the Participant or Beneficiary within ninety (90) days after the receipt of a claim, unless special circumstances require an extension of time for processing the claim. The 90-day period may be extended for up to an additional 90 days if special circumstances require. If an extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial ninety (90) day period. The Vice President or his or her designee shall have full discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination on the claim in accordance with the terms of the Plan. If notice of the denial of a claim is not furnished in accordance with this Section, the claim shall be deemed denied and the claimant shall be permitted to exercise his/her right to review pursuant to Sections 11.2(c) and 11.2(d) of the Plan, as applicable.

(b)
Action on Claim. If the claim is denied, the Vice President (or his or her designee) shall provide a written notice of denial, setting forth, in a manner calculated to be understood by the claimant:

(i)
The specific reason or reasons for the denial;

(ii)
The pertinent Plan provisions on which the denial is based;

(iii)
A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)
An explanation of the Plan's claim review procedure.

(c)
Review of Denial. Within sixty (60) days after receipt of the written notification of denial provided for in Section 11.2(b), the claimant or the claimant's duly authorized representative, upon written request to the Committee, may review pertinent documents, may request review of the claim, and may submit to the Committee, in writing, issues and comments concerning the claim.

(d)
Decision on Review. Upon the Committee's receipt of a request for review as provided in Section 11.2(c), the Committee shall make a prompt decision on the review and shall communicate the decision in writing to the claimant. The Committee's decision shall be written in a manner calculated to be understood by the claimant and shall include the following:

(i)
The specific reason or reasons for the denial;

(ii)
The pertinent Plan provisions on which the denial is based;

(iii)
A statement that the Participant/Beneficiary is entitled to receive at no charge upon written request reasonable access to and copies of all documents, records, and other information relevant to his/her claim; and

(iv)
A statement that the claimant has the right to bring an action under section 502(a) of ERISA.

    The decision shall be made no later than sixty (60) days after the Committee's receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be made not later than one hundred twenty (120) days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension by the Committee prior to the expiration of the initial sixty (60) day period. If notice of the decision on review is not furnished in accordance with this Section, the claim shall be deemed denied on review.

  (e)
  No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claim and claim review procedures described in this Section 11.2. Any such lawsuit must be initiated no later than (a) one year after the event(s) giving rise to the claim occurred, or (b) 60 days after a final written decision is provided to the claimant under Section 11.2(d), whichever is later.

11.3
FORM OF COMMUNICATION. Any election, application, notice, claim, or other communication required or permitted to be made by a Participant or Beneficiary to the Company shall be made in writing and in such form as the Company may prescribe. Such communication shall be effective upon receipt by the Company's Vice President, Compensation, Benefits and HRIS.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1
LIMITATION OF RIGHTS. Nothing contained in this Plan shall be construed to:

(a)
Limit in any way the right of the Company to terminate an Eligible Employee's employment at any time; or

(b)
Be evidence of any agreement or understanding, express or implied, that the Company will employ an Eligible Employee in any particular position or at any particular rate of remuneration.

12.2
NONALIENATION OF BENEFITS. No amounts payable hereunder may be assigned, pledged, mortgaged, or hypothecated, and, to the extent permitted by law, no such amounts shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same.

12.3
AMENDMENT OR TERMINATION OF PLAN. Although it is expected that this Plan shall continue indefinitely, the Board may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety; provided, however, that any amendment or termination may not reduce the amount of a Participant's Account as of the date of the amendment or termination nor may any amendment or termination adversely affect a Participant's entitlement to his/her Account as of that date. Notwithstanding the foregoing, for a period of two calendar years following the year in which a Change in Control occurs, unless required by law, this Plan may not be terminated or amended in any way which adversely affects a Participant's right to participate in this Plan, the amount the Participant can defer under this Plan, the amount of the Company Matching Contribution, a Participant's Account under this Plan, or a Participant's entitlement to his/her Account, without the written consent of the affected Participant; provided that the hypothetical investment funds provided according to Section 6.2(a) may be changed as necessary to reflect changes to the investment funds offered under the Basic Plan.

12.4
UNFUNDED PLAN. The Plan is "unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees," within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). It is the intention of the Company that the Plan be unfunded for tax and ERISA purposes and that it be construed and interpreted accordingly. Participants have the status of general, unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to pay benefits in the future.

12.5
GENDER AND NUMBER. Wherever used in this Plan, the masculine shall be deemed to include the feminine, and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

12.6
GOVERNING LAW. This Plan shall be construed in accordance with, and shall be governed by, the laws of the State of Ohio to the extent such laws are not preempted by federal law.

12.7
CHANGES IN DEEMED INVESTMENTS/CONVERSIONS. Notwithstanding any provision of the Plan to the contrary:

(a)
In the event of any conversion, change in recordkeepers, change in investment funds under the Basic Plan and/or a Plan merger or spin-off, the Company, in its sole and absolute discretion (subject to the requirements of applicable law), may temporarily suspend, in whole or in part, certain Plan transactions, including without limitation, the right to change contributions, the right to change deemed investment elections and/or the right to receive a distribution.

(b)
In the event of a change in investment funds under the Basic Plan and/or a Plan merger or spin-off, the Company, in its sole and absolute discretion, may decide to map deemed investments under this Plan in a manner similar to the mapping of under the investments in the Basic Plan. If deemed investments are mapped in this manner, the Participant shall be permitted to reallocate his/her Account balance among the deemed investment funds (in accordance with the provisions of Section 6.2) after any suspension period as described in subsection (a) is lifted.

OfficeMax, Inc.
By:	/s/ J.W. Holleran
As Sole Director
Date:	December 9, 2003

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